EXHIBIT 99.1
PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-89355
(To Prospectus dated July 7, 2003)



                              [BIOTECH HOLDRS LOGO]


                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust


         This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                       Share        Primary
      Name of Company(1)                Ticker        Amounts    Trading Market
-----------------------------------  -------------  ----------- ----------------
Affymetrix, Inc.                          AFFX            4           NASDAQ
Alkermes, Inc.                            ALKS            4           NASDAQ
Amgen Inc.                                AMGN          64.48         NASDAQ
Applera Corporation--
  Applied Biosystems Group*                ABI           18            NYSE
Applera Corporation--
  Celera Genomics Group*                   CRA            4            NYSE
Biogen IDEC Inc.(1)                       BIIB          26.95         NASDAQ
Chiron Corporation                        CHIR           16           NASDAQ
Enzon Pharmaceuticals, Inc.               ENZN            3           NASDAQ
Genentech, Inc.                           DNA            44            NYSE
Genzyme Corporation                       GENZ           14           NASDAQ
Gilead Sciences, Inc.                     GILD           16           NASDAQ
Human Genome Sciences, Inc.               HGSI            8           NASDAQ
ICOS Corporation                          ICOS            4           NASDAQ
MedImmune, Inc.                           MEDI           15           NASDAQ
Millennium Pharmaceuticals, Inc.          MLNM           12           NASDAQ
QLT Inc.                                  QLTI            5           NASDAQ
Sepracor Inc.                             SEPR            6           NASDAQ
Shire Pharmaceuticals Group p.l.c.       SHPGY         6.8271         NASDAQ

--------------------
(1) Effective November 14, 2003, in connection with the merger of Biogen, Inc. and IDEC Pharmaceuticals Corp., two of the underlying securities included in Biotech HOLDRS, IDEC Pharmaceuticals Corp changed its name to Biogen IDEC Inc. As a result of the merger, for each share of Biogen, Inc. held, shareholders recieved 1.15 shares of Biogen IDEC Inc. As of the completion of the merger,
26.95 shares of Biogen IDEC Inc. are included in each round lot of 100 Biotech HOLDRS.

* The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.